EX – 10.2

ASSIGNMENT OF SUBLEASE AND CONSENT

THIS ASSIGNMENT OF SUBLEASE AND CONSENT (this “Assignment”) is made and entered into July ___, 2017 (“Effective Date”), by and between (i) PBIII-SOP, LP, a Texas limited partnership (as successor in interest to the ownership of the Building, as defined herein) (“Landlord”); (ii) PHILLIP GALYEN, PC, d/b/a Bailey & Galyen (“Tenant”); (iii) FUSE MEDICAL, Inc., a Delaware corporation (“Assignor”); (iv) LawConnect, Inc. d/b/a GetLegal.com, a Texas corporation (Assignee”) (sometimes Landlord, Tenant, Assignor and Assignee are referred to herein collectively as the “Parties”).

RECITALS

A. Tenant and Landlord executed that certain Lease Agreement dated March 7, 2013, covering those certain premises and related improvements described as Suite 650 consisting of approximately 9,602 of rentable square feet (the “Premises”) in the building known as 1300 Summit Office Park located at 1200-1300 Summit Ave., Fort Worth, Texas (the “Building”) (the “Lease”).

B.  Tenant subleased a portion (2,016 rentable square feet) of the Premises (the “Subleased Premises”) to Assignor pursuant to the terms and conditions of that certain Sublease by and between Tenant and Assignor entered into effective September 1, 2015 (the “Sublease”), a true and correct copy of which is attached hereto as Exhibit A and incorporated herein.

C.Assignor now desires to assign the Sublease to Assignee.

D.Tenant is required to obtain the consent of Landlord before entering a sublease of all or portion of the Premises to another party.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.  Consent to Sublease and Assignment of Sublease.  Landlord hereby consents to, pursuant to the terms hereof, the existence of the Sublease and the Assignment of Sublease to Assignee.

2.  Assignment and Assumption.  Assignor hereby assigns, transfers and sets over unto Assignee all of the right, title and interest of the Assignor with regards to the Subleased Premises under the Sublease beginning on the Effective Date.  Assignee hereby agrees to assume, keep, observe and perform each and every one of the terms, covenants and conditions of the Sublease with regards to the Subleased Premises with the same force and effect as if Assignee had originally executed the Sublease.

3.  Continuing Liability.

(a) Assignee hereby affirms and acknowledges the following: (i) it has received a copy of the Sublease and the Lease and it acknowledges the terms and conditions contained therein; (ii) its rights and obligations under the Sublease and this Assignment, are subject to the terms and conditions of the Lease; (iii) it is liable for the full and timely performance of all obligations, terms and conditions of the Sublease; and (iv) Landlord shall be entitled to pursue all remedies available in the event of Assignee’s failure to comply with its obligations as “Sublessee” under the terms of the Sublease, provided that Landlord’s remedy(ies) will be available against Assignee only if Assignee’s uncured default of the Sublease causes Tenant to default under the Lease.

(b) Landlord and Tenant hereby affirm and acknowledge that: (i) Tenant is not in default under the terms of Lease; (ii) as between Landlord and Tenant, nothing in the Sublease shall supersede any of the terms, covenants or conditions of Lease; and (iii) Tenant is still liable and responsible for the full and timely performance of all provisions of the Lease.

4.  Payment of Rent.  Landlord, Tenant and Assignee agree that the Sublease creates a sub-landlord, sub-tenant relationship between Tenant and Assignee.  Although Assignee’s rights and obligations under the Sublease are subject to Tenant’s rights and obligations under the Lease, Landlord, Tenant and Assignee agree that: (i) Assignee is not a party to the Lease; and (ii) subject to the terms of the Sublease and the obligations agreed to herein,: (A) Assignee has no obligations under the Lease; and (B) Tenant did not assign any obligations under the Lease to Assignee; provided, however, based on Landlord’s rights under the Lease and its election to enforce said rights, Assignee shall make all payments of “Sublessee Rent” (as defined in the Sublease) which are due and payable under the Sublease directly to Landlord, in the manner required by the Sublease. Assignee’s first payment of Sublessee Rent to Landlord shall be due on the first (1st) day of the calendar month following the date on which Tenant and Assignee receive from Landlord fully executed copies of this Assignment. Notwithstanding the foregoing, in the event Assignee fails to make the timely payment of Sublessee Rent under the Sublease, Landlord shall be entitled to look to Tenant to enforce the payment of Sublessee Rent or remedy the default. The acceptance of Sublessee Rent by Landlord from Sublessee or anyone else liable under the Sublease shall not be deemed a waiver by Landlord of any provisions of the Lease.

5.Assignee’s Rights.

(a)Without reducing or otherwise altering Tenant’s rights under the Lease, Landlord hereby agrees that Assignee shall have the right to: (i) receive documents related to Tenant’s Forecast Additional Rental (as defined in Section 4 of the Lease) and Electricity Charge (as defined in Section 5 of the Lease) in the manner reasonably required of Landlord under the Lease; (ii) object, in writing, to any statement, reconciliation and/or other Tenant’s Forecast Additional Rental-related documentation and/or Electricity Charge-related documentation received by Assignee pursuant to the terms of the Lease; and (iii) audit and inspect Landlord’s books and records relating to “Operating Expenses” (as defined in the Lease) in the manner described in Sections 4 and 5 of the Lease, as applicable, as if Assignee was a party to the Lease.

(b)Tenant hereby assigns to Landlord, and Landlord hereby assumes from Tenant: (i) all of Tenant’s rights to collect Sublessee Rent from Assignee in the manner contemplated by the Sublease, subject to the terms of this Assignment; and (ii) all of Tenant’s obligations to: (A) provide Assignee with applicable notices, statements, reconciliations and documentation related to reimbursement of applicable portions of Tenant’s Forecast Additional Rental and Electricity Charges, as required under Paragraph 4(a) of this Assignment; and (B) refund directly to Assignee any portion of Tenant’s Forecast Additional Rental and/or Electricity Charges which Assignee overpaid, in the manner provided in Sections 4 and 5 of the Lease, as applicable.

(c)In the event Tenant exercises Partial Surrender rights pursuant to Article 7 of the Sublease, Tenant shall deliver written notice thereof to Assignor and Landlord, which notice shall advise Landlord by how much money Assignee’s Sublessee Rent obligations will be reduced, and the date on which those reduced Sublessee Rent obligations will commence.  Under such circumstances, Landlord and Tenant agree that Tenant will be responsible for paying to Landlord, with regards to the Subleased Premises, only the amount of money to which Assignor’s Sublessee Rent obligations were reduced.

6.  Reimbursement of Fees.  Pursuant to Paragraph 11 of the Lease, Tenant shall reimburse Landlord, on demand, for its reasonable attorneys’ fees and other expenses incurred (collectively, “Fees”)

in connection with considering any request for Landlord’s consent to an assignment or sublease of the Premises.  Accordingly, Tenant shall reimburse Landlord for its Fees by the fifth (5) day of the calendar month following Tenant’s and Assignee’s receipt of Landlord’s final executed version of this Assignment.  Further, should Landlord incur any reasonable expenses in changing signage at the Building, Assignee shall reimburse Landlord for such reasonable expenses.

7.  Termination. Assignee, Tenant and Landlord hereby agree and acknowledge that should the Lease be terminated, by reason of a Tenant default or otherwise, that: (i) Landlord shall not disturb Assignee’s possession and occupancy of the Subleased Premises during the Initial Term (as defined in the Sublease) in accordance with the Sublease; (ii) the Sublease shall continue in full force and effect per its terms, and otherwise act as a direct lease between Assignee and Landlord; and (iii) Assignee shall attorn to Landlord as the new “Sublessor” under the Sublease.

8.  No Waiver.  This Assignment and the agreements contained herein shall not be construed or interpreted as a waiver of any of Landlord’s rights and remedies contained in the Lease, including those rights and remedies in any way related to the enforcement of Landlord’s rights upon the occurrence of an event of default and shall not release Tenant or Assignee from their respective obligations or duties owed to Landlord upon the occurrence of an event of default. Further, this Assignment shall not constitute a waiver of the provisions of the Lease regarding assignment and subletting without the prior written consent of the Landlord, and the Landlord reserves the right to withhold its consent to any future sublease or assignment in accordance with such provisions.

9. Entire Agreement.  This Assignment contains the complete agreement between the Parties with respect to the subject matter contained herein and cannot be varied except by written agreement.  The Parties agree that there are no oral or signed agreements, understandings, representations or warranties made by the Parties which are not expressly set forth herein.

10.  Interpretation; Amendment.  In interpreting the language of this Assignment, the Parties shall be treated as having drafted this Assignment after meaningful negotiations.  The language in this Agreement shall be construed as to its fair meaning and not strictly for or against any party.  This Assignment may be modified only by a writing signed by Landlord, Tenant and Assignee.

11.  Attorneys’ Fees.  If any Party hereto fails to perform any of its obligations under this Assignment or if a dispute arises between the Parties hereto concerning the meaning or interpretation of any provisions of this Assignment, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements, including such reasonable fees and disbursements incurred in connection with any appeal.

12.  Counterparts.  This Assignment may be executed in two or more counterparts, and each counterpart shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  A facsimile or email version of any signature hereto shall be deemed an original for all purposes.

13.  Binding Effect.  This Assignment shall be binding on Landlord, Tenant and Assignee and inure to the benefit of their respective heirs, executors, administrators, successors in interest and assigns.

14.  Governing Law.  This Assignment is governed by and construed in accordance with the laws of the State of Texas.

15.  Notices.  All notices and other communications given pursuant to this Assignment and the Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested or deposited with a nationally-recognized overnight courier, and addressed to the Parties at the address specified in this Section 15, (ii) hand delivered to the intended addressee, or (iii) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter by one of the foregoing means.  Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States Mail; notices by overnight courier shall be effective upon deposit with such courier; and all other notices shall be effective upon delivery to the addressee.  The Parties may change their addresses by giving notice thereof to the other in conformity with this provision.

If to Landlord: PBIII-SOP, LP 3800 N. Lamar Blvd., Suite 350 Austin, Texas 78756 Attn: Andrew Dolling Facsimile: (737) 717-3018	If to Assignee: GetLegal.com 1300 Summit Ave., Suite 650 Fort Worth, Texas 76102 Attn: Phillip Galyen Facsimile: (817) 887-1730

With a copy to:

Underwood Law Firm, P.C.

1008 Macon Street, Suite 101

Fort Worth, Texas  76102

Attn: Mitchell J. Moses

Facsimile: (817) 439-9926

With a copy to Property Manager:

Carma Bohannon

Holt Lunsford Commercial

1300 Summit Avenue, Suite 420

Fort Worth, Texas  76102

Direct: (817) 338-1200

Facsimile: (817) 870-1426

If to Landlord for Payment:

PBIII-SOP, LP

PO Box 678474

Dallas, Texas 75267

If to Tenant: BAILEY & GALYEN 1901 Airport Freeway Bedford, TX 76021 Attn: John S. Brannon Facsimile: 817-685-9422

16.Representations of Assignee. Assignee and the person signing this Assignment on behalf of Assignee represent to Landlord as follows: (a) Assignee is a Texas corporation duly organized and legally existing under the laws of the State of Texas; (b) the execution and delivery of and performance under this Assignment are within Assignee's power and authority without the joinder or Assignment of any party and have been duly authorized by all requisite action and are not in contravention of law or the powers of Assignee's corporate documents; (c) the person signing this Assignment on behalf of Assignee was and continues to be authorized to do so without the joinder of any other person; and (d) this Assignment constitutes the legal, valid and binding obligations of Assignee enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor's rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending.

17.Conflict. In the event of any conflict between the terms and provisions of this Assignment and the Sublease, the terms and provisions of this Assignment shall control.  All other terms and provisions of the Sublease are ratified and remain unchanged and in full force and effect and are binding upon Assignee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the day and year first written above.

LANDLORD:	ASSIGNEE:
PBIII-SOP, LP, a Texas limited partnership By: PBIII-SOP, GP, LLC, a Texas limited liability company, its General Partner	LEGALCONNECT, INC. d/b/a GETLEGAL.COM By:_____________________________ Name: Phillip Galyen Title: Chief Executive Officer Dated: __________________________
TENANT:
By: ______________________________ Name: ____________________________ Title: _____________________________ Dated: ____________________________	PHILLIP GALYEN, P.C. d/b/a BAILEY & GALYEN By: ______________________________ Name: ____________________________ Title: _____________________________ Dated: ____________________________
ASSIGNOR:
FUSE MEDICAL, INC., a Delaware corporation By: ______________________________ Name: ____________________________ Title: _____________________________ Dated: ____________________________

EXHIBIT “A” to Assignment

SUBLEASE AGREEMENT

[Attached]